Exhibit 10.2

EXECUTION COPY

SECOND

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This amendment (“Amendment”), dated as of May 16, 2011, shall amend the employment agreement dated as of December 10, 2009, by and between Discovery Communications, LLC (“Company”) and Peter Liguori (“Executive”) (the “Employment Agreement”), as further amended as of July 1, 2010.

WHEREAS, Executive and the Company previously entered into the Employment Agreement, which sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, the Company and Executive desire to make certain changes, as described below.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment, the parties hereby agree to amend the Employment Agreement as follows:

1.	Duties, Acceptance, and Location:

Section I(A) is hereby amended to add the following sentence:

“In addition, beginning in May 2011, Executive shall have the additional responsibilities and title of Interim CEO of the Company’s joint venture, OWN LLC. The Company may choose to transition these responsibilities from Executive and, in such event, Executive shall continue to be the Company’s Chief Operating Officer. The transition of the OWN responsibilities shall not be deemed to be a reduction of responsibilities for purposes of Section IV(D)(1).”

Section I(C) is hereby amended to add the following sentence:

“For the period from January 1, 2011, through December 31, 2011, Executive’s primary office location shall be Los Angeles, California.”

2.	Compensation: A new Section III(G) is hereby added as follows:

“G. OWN Bonus. In addition to the Bonus/Incentive Payment set forth above, Executive shall be eligible for an additional one-time bonus with respect to 2011 performance, with a target value of $500,000 (the “OWN Bonus”). One half of the bonus ($250,000) shall be guaranteed. The remaining half of the bonus shall be determined by the Compensation Committee of the Board of Directors (the “Committee”) based on Executive’s achievement of goals to be agreed between the Company and Executive and approved by the Committee. The bonus shall be paid in 2012, on or before March 15, 2012. In the event that Executive’s employment terminates pursuant to Section IV(D)(1) prior to December 31, 2011, the guaranteed portion of the OWN Bonus ($250,000), and any additional amount payable based on achievement of the specified goals during Executive’s period of employment in 2011, shall be paid in 2012, on or before March 15, 2012.”

3.	Relocation and Transition Benefits. Exhibit A is hereby amended to add a new final bullet point as follows:

“In addition, for the period from January 1, 2011, through December 31, 2011, based on the change in Executive’s primary office location to Los Angeles, California, the Company shall make a one-time payment to Executive of $60,000, designed to defray Executive’s costs in renting his Washington, DC apartment, and paid (less withholdings) within 30 days of execution of this Amendment. In addition, once Executive’s DC-area lease has ended, the Company shall arrange for packing and storage fees for Executive’s household goods, and shipment of Executive’s personal effects to Los Angeles, in an amount not to exceed $2,500 in the aggregate.”

3.	Effect on Employment Agreement: Except with respect to the subject matters covered herein, this Amendment does not otherwise amend, supplement, modify, or terminate the Employment Agreement, which remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

EXECUTIVE:		DATE:

/s/ Peter Liguori		May 16, 2011
Peter Liguori

Discovery Communications, LLC		DATE:

/s/ Adria Alpert Romm		May 16, 2011

Name:	Adria Alpert Romm

Title:	SEVP, Human Resources